Exhibit 99.2

CELLTRION, INC.

(A Development Stage Enterprise)

Financial Statements

December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Celltrion, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity and comprehensive loss and cash flows present fairly, in all material respects, the financial position of Celltrion, Inc. (a Development Stage Enterprise) at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005, 2004 and 2003 and for the period from February 26, 2002 (date of inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the financial statements, the Company has had recurring losses from inception and continues to require additional capital contributions and third party financing to realize its business objectives. Management’s plans in regard to these matters are also discussed in Note 3.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
March 8, 2007

Celltrion, Inc.
(A Development Stage Enterprise)

BALANCE SHEETS

	December 31, 2005		December 31, 2004

	(in millions of Korean won, except share data)
ASSETS

Current assets:
Cash and cash equivalents	~~W~~	6,476	~~W~~	12,323
Value-added tax receivable		923		975
Inventories		8,061		—
Other current assets		534		341

Total current assets		15,994		13,639
Non-current financial instruments		—		1,000
Deposits and other non-current assets		4,160		2,351
Property, plant and equipment		157,523		120,419
Intangible assets		32,129		34,013

Total assets	~~W~~	209,806	~~W~~	171,422

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Payable to related parties	~~W~~	988	~~W~~	849
Accounts payable		2,236		2,421
Accrued interest and other liabilities		1,401		464
Accrued liabilities – related parties		2,270		12,796
Advance receipt		7,097		864
Current portion of non-current obligations		2,610		—

Total current liabilities		16,602		17,394
Non-current obligations		79,831		59,224
Non-current accrued interest		—		315

Total liabilities		96,433		76,933

Commitments and contingencies

Stockholders’ equity:
Preferred stock: ~~W~~5,000 par value; zero and 12,515,000 shares authorized; zero and 10,565,300 shares issued; zero and 10,565,300 shares outstanding as of December 31, 2005 and 2004, respectively		—		52,827
Common stock: ~~W~~5,000 par value; 40,000,000 and 7,800,000 shares authorized; 25,961,592 and 7,800,000 shares issued and outstanding as of December 31, 2005 and 2004, respectively		129,808		39,000
Additional paid in capital		1,195		31,537
Deficit accumulated during development stage		(13,124)		(28,006)
Deferred stock based compensation expense		(4,506)		(869)

Total stockholders’ equity		113,373		94,489

Total liabilities and stockholders’ equity	~~W~~	209,806	~~W~~	171,422

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

							Period from February 26, 2002 (Inception) Through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

	(in millions of Korean won)
Operating expenses:
Production cost	~~W~~	1,288	~~W~~	—	~~W~~	—	~~W~~	1,288
Research and development		4,193		1,612		695		6,500
General and administrative:
Related party		345		86		278		5,919
Other		9,696		4,850		3,846		21,402

Total general and administrative		10,041		4,936		4,124		27,321
Sales and marketing expenses		813		347		—		1,160
Impairment of intangible asset		—		—		14,012		14,012

Loss from operations		(16,335)		(6,895)		(18,831)		(50,281)
Investment and other income, net		48		274		63		370
Interest income (expense), net		(1,481)		298		1,446		1,503
Gain on sale of equity method investment		—		4,224		—		4,224
Change in fair value of net written call option		—		2,016		(24)		2,488
Gain on termination of agreement		32,650		—		—		32,650

Income (loss) before income taxes		14,882		(83)		(17,346)		(9,046)
Benefit from income taxes		—		—		1,791		—

Income (loss) before loss from equity method investment		14,882		(83)		(15,555)		(9,046)
Loss from equity method investment		—		(1,073)		(2,344)		(4,078)

Net income (loss)	~~W~~	14,882	~~W~~	(1,156)	~~W~~	(17,899)	~~W~~	(13,124)

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

							Period from February 26, 2002 (Inception) Through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

	(in millions of Korean won)

Cash flows from operating activities:
Net income (loss)	~~W~~	14,882	~~W~~	(1,156)	~~W~~	(17,899)	~~W~~	(13,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Production cost		1,288		—		—		1,288
Depreciation		2,078		340		98		2,536
Amortization of intangible assets		1,884		1,882		1,877		7,207
Severance indemnities expenses		35		32		—		67
Equity-based compensation expense		261		147		72		5,501
Valuation loss on derivative instrument		44		—		—		44
Impairment of intangible asset		—		—		14,012		14,012
Foreign currency translation gain		(77)		(195)		—		(272)
Loss on sale of property, plant and equipment		6		7		—		13
Loss from equity method investment		—		1,073		2,344		4,078
Gain on sale of equity method investment		—		(4,224)		—		(4,224)
Change in fair value of net written call option		—		(2,016)		24		(2,488)
Gain on termination of agreement		(32,650)		—		—		(32,650)
Deferred tax provision		—		—		(1,791)		—
Changes in operating assets and liabilities:
Value-added tax receivable		52		386		(1,350)		(924)
Inventories		(9,268)		—		—		(9,268)
Other current assets		(125)		516		(155)		(580)
Advance receipt		6,341		—		—		6,341
Accounts payable		238		309		(109)		671
Accrued interest and other liabilities		545		725		127		1,412

Net cash used in operating activities		(14,466)		(2,174)		(2,750)		(20,360)

Cash flows from investing activities:
Proceeds from disposal of investment securities		—		—		10,000		10,000
Decrease in restricted cash		—		10,000		—		10,000
Proceeds from sale of non-current financial instruments		1,000		—		—		1,000
Proceeds from sale of investment in affiliate		—		7,989		—		7,989
Proceeds from sale of property, plant and equipment		51		5		—		56
Acquisition of investment securities		—		—		—		(10,000)
Increase in restricted cash		—		(200)		(10,000)		(10,200)
Acquisition of non-current financial instrument		—		(1,000)		—		(1,000)
Purchase of property, plant and equipment		(48,493)		(42,762)		(36,753)		(133,069)
Purchase of intangible assets		—		(36)		—		(36)
Purchase of other current assets		(405)		—		—		(405)
Acquisition of investment in affiliate		—		—		—		(8,423)
Deposits and other non-current assets		(2,172)		(860)		(6,410)		(10,739)

Net cash used in investing activities		(50,019)		(26,864)		(43,163)		(144,827)

Cash flows from financing activities:
Proceeds from short-term borrowings		9,219		—		—		9,219
Proceeds from bond		20,000		—		—		20,000
Increase in non-current obligations		3,217		20,928		27,855		52,000
Proceeds from issuance of preferred stock, net		—		—		8,702		56,656
Proceeds from exercise of preferred stock warrant, net		9,698		10,196		—		19,894
Proceeds from exercise of common stock warrant, net		9,877		—		—		9,877
Proceeds from issuance of common stock		15,846		—		—		15,846
Payments of short-term borrowings		(9,219)		—		—		(9,219)
Payments of non-current obligations		—		(1,359)		(1,251)		(2,610)

Net cash provided by financing activities		58,638		29,765		35,306		171,663

Increase (decrease) in cash and cash equivalents		(5,847)		727		(10,607)		6,476
Cash and cash equivalents at beginning of period		12,323		11,596		22,203		—

Cash and cash equivalents at end of period	~~W~~	6,476	~~W~~	12,323	~~W~~	11,596	~~W~~	6,476

							Period from February 26, 2002 (Inception) Through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

	(in millions of Korean won)

Supplemental disclosure of cash flow information:
Interest paid (net of amounts capitalized)	~~W~~	851	~~W~~	69	~~W~~	—		920
Supplemental schedule of non-cash investing activities:
Seller financed acquisition of property	~~W~~	—	~~W~~	—	~~W~~	—	~~W~~	13,051
Accrued purchases of construction in progress		(8,764)		13,093		8,538		13,725
Supplemental schedule of non-cash financing activities:
Issuance of common stock and net written call option for intangible assets		—		—		—		53,312
Deferred financing fees		—		—		(260)		—
Issuance of warrants as a dividend		—		45,186		—		45,186
Beneficial conversion feature (deemed dividend)		19,680		10,252		—		29,932

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)
Statements of Stockholders’ Equity and Comprehensive Income (Loss)
(in millions of Korean won, except share data)

									Deficit Accumulated During Development Stage				Accumulated Other Comprehensive Income (Loss)
											Deferred Stock Compensation
	Preferred Stock			Common Stock			Additional Paid-In Capital								Total Stockholders’ Equity

	Shares	ParAmount		Shares	Par Amount

Balance at December 31, 2002	8,125,000	~~W~~	40,625	7,800,000	~~W~~	39,000	~~W~~	22,438	~~W~~	(8,951)	~~W~~	(226)	~~W~~	(91)	~~W~~	92,795

Comprehensive loss:
Net loss	—		—	—		—		—		(17,899)		—		—		(17,899)
Translation adjustment	—		—	—		—		—		—		—		(12)		(12)

Total comprehensive loss																(17,911)
Issuance of preferred stock, net of issuance costs of ~~W~~274	390,000		1,950	—		—		6,492		—		—		—		8,442
Deferred compensation on stock options	—		—	—		—		390		—		(390)		—		—
Equity-based compensation expense	—		—	—		—		—		—		114		—		114
Effect of equity investee’s stock transactions	—		—	—		—		1,161		—		—		—		1,161

Balance at December 31, 2003	8,515,000	~~W~~	42,575	7,800,000	~~W~~	39,000	~~W~~	30,481	~~W~~	(26,850)	~~W~~	(502)	~~W~~	(103)	~~W~~	84,601

Comprehensive loss:
Net loss	—		—	—		—		—		(1,156)		—		—		(1,156)
Translation adjustment	—		—	—		—		—		—		—		103		103

Total comprehensive loss	—		—	—		—		—		—		—		—		(1,053)
Issuance of preferred stock upon exercise of warrants granted to stockholders as a dividend, net of issuance cost of ~~W~~56	2,050,300		10,252	—		—		(56)		—		—		—		10,196
Discount on preferred stock from allocation of the preferred stock proceeds to embedded beneficial conversion feature	—		(10,252)	—		—		10,252		—		—		—		—
Amortization of beneficial conversion feature as a deemed dividend charged to paid-in capital given the accumulated deficit	—		10,252	—		—		(10,252)		—		—		—		—
Deferred compensation on stock options	—		—	—		—		689		—		(689)		—		—
Equity-based compensation expense	—		—	—		—		—		—		261		—		261
Forfeitures of stock options	—		—	—		—		(61)		—		61		—		—
Effect of equity investee’s stock transactions	—		—	—		—		484		—		—		—		484

Balance at December 31, 2004	10,565,300	~~W~~	52,827	7,800,000	~~W~~	39,000	~~W~~	31,537	~~W~~	(28,006)	~~W~~	(869)	~~W~~	—	~~W~~	94,489

							Additional Paid-In Capital		Deficit Accumulated During Development Stage		Deferred Stock Compensation		Accumulated Other Comprehensive Income (Loss)		Total Stockholders’ Equity
	Preferred Stock			Common Stock

	Shares	Par Amount		Shares	Par Amount

Balance at December 31, 2004	10,565,300	~~W~~	52,827	7,800,000	~~W~~	39,000	~~W~~	31,537	~~W~~	(28,006)	~~W~~	(869)	~~W~~	—	~~W~~	94,489
Comprehensive income:
Net income	—		—	—		—		—		14,882		—		—		14,882
Total comprehensive income	—		—	—		—		—		—		—		—		14,882
Issuance of stocks upon exercise of warrants granted to stockholders as a dividend, net of issuance costs of ~~W~~105	1,949,700		9,748	1,986,301		9,932		(105)		—		—		—		19,575
Discount on preferred stock from allocation of the preferred stock proceeds to embedded beneficial conversion feature	—		(9,748)	—		(9.932)		19,680		—		—		—		—
Amortization of beneficial conversion feature as a deemed dividend charged to paid-in capital given the accumulated deficit	—		9,748	—		9,932		(19,680)		—		—		—		—
Conversion of preferred stock to common stock	(12,515,000)		(62,575)	12,515,000		62,575		—		—		—		—		—
Surrender of shares by VaxGen	—		—	(2,000000)		(10,000)		(22,650)		—		—		—		(32,650)
Surrender of shares by J. Stephen & Company Ventures Ltd.	—		—	(281,005)		(1,405)		1,405		—		—		—		—
Stock dividend, net of issuance costs of ~~W~~80	—		—	2,872,840		14,364		(14,444)		—		—		—		(80)
Issuance of common stock, net of issuance costs of ~~W~~79	—		—	3,033,924		15,170		513		—		—		—		15,683
Exercise of stock options, net of issuance costs of ~~W~~2	—		—	34,532		172		71		—		—		—		243
Deferred compensation on stock options	—		—	—		—		5,017		—		(5,017)		—		—
Equity-based compensation expense	—		—	—		—		—		—		1,231		—		1,231
Forfeitures of stock options	—		—	—		—		(149)		—		149		—		—

Balance at December 31, 2005	—	~~W~~	—	25,961,592	~~W~~	129,808	~~W~~	1,195	~~W~~	(13,124)	~~W~~	(4,506)	~~W~~	—	~~W~~	113,373

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

1. Description of Business

          Nature of Development Stage Activities

Celltrion, Inc. (the “Company” or “Celltrion”) is a development stage bio-manufacturing company formed to manufacture mammalian cell-cultured biopharmaceutical products in Incheon, Republic of Korea. The Company was incorporated on February 26, 2002 (“Inception”) and since that date its principal activities have consisted of design and construction of a manufacturing facility in Incheon as well as raising capital and recruiting scientific and management personnel.

The Company’s development activities involve inherent risks. These risks include, among others, dependence on key personnel and the Company’s ongoing need to finance its operations prior to commencement of manufacturing operations. Successful future operations will depend on the Company’s ability to secure contract manufacturing agreements for biopharmaceutical products.

Celltrion was formed under the terms of a Joint Venture Agreement (“JVA”) between VaxGen and Nexol Biotech Co., Ltd. (“Nexol”), Nexol Co., Ltd. (“Nexol Co”), Korea Tobacco & Ginseng Corporation (“KT&G”) and J. Stephen & Company Ventures Ltd. (“JS”, and together, the “Korean Investors”). In order to build and operate the manufacturing facility, Celltrion raised cash from the Korean Investors in exchange for convertible preferred stock, obtained a bank loan and received an in-kind investment by VaxGen of intangible assets consisting of cell culture technology and production support in exchange for common stock and a net written call option (see Note 5) that were together valued at ~~W~~53,312 million as of the date of the in-kind investment.

In connection with the intangible assets received, the Company entered into a Supply Agreement, a License Agreement, a Sub-License Agreement and a Consulting Agreement with VaxGen. Originally, the Company planned to use the manufacturing facility to produce bulk drug substance for an investigational recombinant protein vaccine designed to prevent infection by the human immunodeficiency virus (“AIDSVAX”), under the Supply Agreement and Sub-License Agreement, as well as other biopharmaceutical products. VaxGen, however, announced in 2003 that it would not continue development of AIDSVAX, and since then, Celltrion has focused on efforts on becoming a contract manufacturing organization for the production of other biopharmaceutical products.

In June 2005, the Company entered into several agreements to manufacture biologic products being developed by Bristol-Myers Squibb Company (“BMS”). The Company plans to manufacture BMS products in bulk at its manufacturing facility beginning in 2007.

Under the terms of the JVA, the Company was managed in 2002 and 2003 by a Board of Directors composed of five individuals. VaxGen held two seats on the Company’s Board and was entitled to appoint the senior executive officer (“Representative Director”) of the Company, should VaxGen continue to hold 66-2/3% of its initial shareholdings in the Company.

The JVA was amended by VaxGen and the Korean Investors (“Revised JVA”) on December 30, 2004. Under the terms of the Revised JVA, Celltrion is managed by a Board of Directors comprised of six individuals. VaxGen and Nexol both hold two seats on the Celltrion Board and are each entitled to appoint a senior executive officer (“Representative Director”). VaxGen may continue to hold these two seats on the Board and appoint a Representative Director so long as it retains 66-2/3% of its initial shareholdings in Celltrion. The laws of the Republic of Korea govern the Revised JVA.

See Subsequent Events in Note 15.

2. Significant Accounting Policies

          Basis of Presentation

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in Korean won (~~W~~).

          Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, which include, among others, those related to intangible assets, derivatives, property, plant and equipment, income taxes and other contingencies. The estimates are based on historical experience and on various other assumptions that appear to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

          Cash Equivalents

All short-term investments with an original maturity at date of purchase of less than three months are considered to be cash equivalents.

          Inventories

Inventories are stated at the lower of cost or market, using the average cost method. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Inventory reserves are established when conditions indicate that the net realizable value is less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes.

          Financial Instruments

Non-current financial instruments which are held for long-term cash management purposes or will mature within more than one year include time deposits and installment savings deposits.

           Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Depreciation is recognized starting when the assets are operational and placed in service. Buildings are depreciated over a forty-year period. Manufacturing equipment is depreciated over a seventeen-year period. Machinery, equipment and others, consisting of computers and other office equipment, as well as machinery, structure, vehicles and software, is depreciated over a five-year period, except for structure which is depreciated over a twenty-year period. Construction in progress represents costs incurred for the design, construction and validation of the manufacturing facility.

Interest incurred during construction of facilities is capitalized and amortized over the life of the related asset. Interest capitalization ceases when a project or construction activity is substantially completed. Consulting services for technical assistance related to the design, engineering and construction of the facilities are capitalized and amortized over the life of the related asset. Expenditures relating to certification and validation related activities that are critical to having the asset ready for its intended use, that materially increase values, change capacities or extend useful lives are capitalized. Repairs and maintenance are charged to expense as incurred.

          Intangible Assets

The Company accounts for intangible assets in accordance with the provisions of FAS No. 142, Goodwill and Other Intangible Assets, (“FAS 142”). As of December 31, 2005, intangible assets consisted of patent, intellectual property and know-how licensed from VaxGen Intangible assets are recorded at cost, less accumulated amortization and are amortized over their estimated useful lives, ranging from 5 to 21 years, on a straight-line basis (see Note 4).

          Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

          Advance Receipt

Advance receipts consist of the payment received from BMS upon signing the letter of intent and payments for raw materials to be purchased by the Company pursuant to the Supply Agreement. The payment received upon signing the letter of intent represents advance payment to be offset against future receivables from the delivery of drug substance products. The payments received for raw materials purchase represent advance funding for purchase of certain raw materials to be used to manufacture the supplies.

          Research and Development Costs

Research and development costs consist primarily of salaries, benefits and other headcount-related costs associated with certain personnel. Also, certain third party costs, such as costs for consultants and maintenance and license fees are also charged to research and development. All research and development costs are expensed as incurred.

          Income Taxes

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the history of losses, long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

          Fair Value of Financial Instruments

The Company has financial instruments other than cash, cash equivalents and investment securities, consisting of interest receivable, accounts payable and payables to related parties. The fair value of these financial instruments approximates their carrying amount due to their short-term nature.

          Derivative Accounting

The Company’s primary objective for holding derivative financial instruments is to manage cash flow risk inherent in debts with variable interest rates. The Company recognizes all derivative financial instruments at fair value as either assets or liabilities and reports changes in the fair value of those instruments in earnings or other comprehensive income depending on whether they meet the criteria for designation as hedging transactions under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), as amended.

          Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with the provisions of FAS No. 123, Accounting for Stock-Based Compensation (“FAS 123”), using the fair value method. Under this method, compensation costs for stock option grants are measured at the grant date based on the fair value of the award and recognized over the service period, which is the vesting period, using the straight-line method. The effect of forfeitures is recognized when incurred.

          Comprehensive Income (Loss)

Comprehensive income is comprised of net income (loss) and other comprehensive income (or “OCI”). OCI includes certain changes in stockholders’ equity that are excluded from our net income. Specifically, OCI includes translation adjustments resulting from changes in exchange rates on foreign investments. Comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003 has been reflected in the statements of stockholders’ equity.

          Investment in Affiliate

Investment in affiliate, which consists of a partial ownership interest in a company formed to build a manufacturing facility in the United States, is accounted for under the equity method of accounting as required by Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock. Under this method, an investment is recorded at acquisition cost and subsequently adjusted for the equity in profits or losses of the investee from the date of acquisition of the equity interest.

When an equity method investee sells additional shares to parties other than the investor, the investor’s percentage ownership interest in the investee changes. In the event that the selling price per share is more or less than the investor’s average carrying amount per share, there is a gain or loss to the investor that must be accounted for in additional paid-in capital if the equity method investee is in the early stages of its business development.

          Foreign Currency Translation

The Company’s foreign investment is translated using the spot rate on the balance sheet date. Equity in profits or losses of the investee is translated at the average exchange rate for the period. Translation adjustments resulting from changes in exchange rates are reported as a component of other comprehensive income. Foreign currency transaction gains and losses are included in the determination of net income (loss).

          Business Segments

The Company has determined that, in accordance with FAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“FAS 131”), it operates in one segment as it is a development stage entity incurring costs mainly for the construction of its manufacturing facility.

          Reclassification of Accounts

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on previously reported net loss or shareholders’ deficit.

          New Accounting Pronouncements

In December 2004, the FASB issued FAS No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which is a revision of FAS 123. FAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and amends FAS No. 95, Statement of Cash Flows (“FAS 95”). FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. FAS 123R must be adopted in annual periods beginning after July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company adopted FAS 123R on January 1, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the Securities and Exchange Commission (“SEC”) published Staff Accounting Bulletin No. 107 (“SAB 107”). The interpretations in this staff accounting bulletin express the views of the staff regarding the interaction between FAS 123R and certain SEC rules and regulations and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-U.S. GAAP financial measures, first-time adoption of FAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS 123R, the modification of employee share options prior to adoption of FAS 123R and disclosures subsequent to adoption of FAS 123R. The Company adopted SAB 107 upon its adoption of FAS 123R.

In May 2005, the FASB issued FAS No. 154, Accounting Changes and Error Corrections—A replacement of APB Opinion No. 20 and FASB Statement No. 30 (“FAS 154”). FAS 154 replaces APB No. 20, Accounting Changes and FAS No. 3, Reporting Accounting Changes in Interim Financial Statements and changes the requirements for the accounting for, and reporting of, a change in accounting principles. FAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. Under previous guidance, changes in accounting principles were recognized as a cumulative effect in the net income of the period of the change. FAS 154 requires retrospective application of changes in accounting principles, limited to the direct effects of the change, to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, FAS 154 requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a “restatement.” The provisions in FAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which is effective with the Company’s first quarter of fiscal 2006. The Company intends to adopt the disclosure requirements upon the effective date of the pronouncement. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial position, results of operations or cash flows.

In February 2006, the FASB issued FAS No. 155, Accounting for Certain Hybrid Instruments (“FAS 155”), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with FAS 133. FAS 155 subjects beneficial interests issued by securitization vehicles to the requirements of FAS 133. FAS 133 is effective as of April 1, 2007, with earlier adoption permitted. The Company does not expect that FAS 155 will have a material impact on the Company’s results of operations and financial position.

In March 2006, the Emerging Issues Task Force (“EITF”) reached a tentative consensus on Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation) (“EITF 06-3”). EITF 06-3 addresses income statement classification and disclosure requirements of externally-imposed taxes on revenue-producing transactions. EITF 06-3 is effective for periods beginning after December 15, 2006. The Company does not expect the implementation of EITF 06-3 to have a material impact on the Company’s results of operations and financial position.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained upon audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006 which is the beginning of the Company’s fiscal 2007. The Company is currently evaluating the impact of adopting FIN 48 on the Company’s results of operations and financial position.

3. Losses during the Development Stage

The Company has incurred development stage losses and has an accumulated deficit.

In January 2006, the Company sold 1,136,360 shares of its common stock to third-party institutional investors resulting in cash proceeds of ~~W~~25 billion. In 2006, the Company obtained loan financing from Shinhan Bank and Woori Bank. See Subsequent Events in Note 15. Management believes if the Company does not reach planned production capacity by mid-2007, it will be required to obtain additional financing in order to continue operations.

4. Balance Sheet Components

          Inventories

The following is a summary of inventories as of December 31, 2005 and 2004 (in millions):

	2005		2004

Raw material	~~W~~	5,579	~~W~~	—
Work in process		2,161		—
Supplies		321		—

	~~W~~	8,061	~~W~~	—

In accordance with FAS No. 151, Inventory Costs, the Company allocated fixed production overheads to work in process based on the normal capacity of the manufacturing equipment. As a result, abnormal amounts of idle facility expense are recognized as current-period charges.

          Deposits and Other Non-current Assets

The following is a summary of deposits and other non-current assets as of December 31, 2005 and 2004 (in millions):

	2005		2004

Leasehold deposits	~~W~~	3,517	~~W~~	1,345
Memberships		261		—
Restricted cash		200		200
Advance payments		—		698
Others		182		108

	~~W~~	4,160	~~W~~	2,351

Leasehold deposits represent the guarantee deposits to the lessors, which were provided for the convenience of the employees, especially expatriates.

          Property, Plant and Equipment

The following is a summary of property, plant and equipment as of December 31, 2005 and 2004 (in millions):

	2005		2004

Land	~~W~~	17,206	~~W~~	15,173
Buildings		49,568		13,527
Manufacturing equipment		81,519		—
Machinery, equipment and others		10,486		2,441
Construction in progress		1,754		89,730

		160,533		120,871
Less: accumulated depreciation		(3,010)		(452)

	~~W~~	157,523	~~W~~	120,419

Depreciation expense was ~~W~~2,568 million, ~~W~~340 million, ~~W~~ 98 million and ~~W~~3,026 million for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively. Of those depreciation expense, ~~W~~490 million, ~~W~~129 million, ~~W~~13 million and ~~W~~632 million was capitalized to construction in progress for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively.

          Intangible Assets

In order to build and operate the manufacturing facility, in 2002 Celltrion received an in-kind investment by VaxGen of cell culture technology and production support.

At Inception, the Company entered into a License Agreement, a Sub-license Agreement, a Supply Agreement and a Consulting Agreement with VaxGen in exchange for common stock and a net written call option. The Company determined the fair value of each agreement based upon discounted future cash flows. The intangible assets related to the agreements were recorded in proportion to the fair values of the common stock and the net written call option. The following is a summary of intangible assets as of December 31, 2005 and 2004 (in millions):

	Useful Life	2005		2004

Technology license	21 Years	~~W~~	39,264	~~W~~	39,264
Consulting agreement	5 Years		36		36
Industrial property rights	5 Years		36		36

			39,336		39,336
Less: accumulated amortization			(7,207)		(5,323)

		~~W~~	32,129	~~W~~	34,013

In February 2003, VaxGen discontinued further development of the vaccines which were intended to be produced under the Supply Agreement. As a result, the Company no longer expected cash flows to be generated by the Supply Agreement and accordingly determined that the value of the Supply Agreement had been impaired in accordance with FAS 142. The Company recorded an impairment charge of ~~W~~14,012 million in the year ended December 31, 2003, bringing the net book value of the intangible asset to zero. The intangible asset related to the technology license was not impaired since this license relates to technology used to construct the Company’s manufacturing facility, which will be applied to products other than AIDSVAX. Amortization expense was ~~W~~1,884 million, ~~W~~1,882 million, ~~W~~1,877 million and ~~W~~7,207 million for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively.

The following is a summary of the estimated amortization expense for intangible assets during the next five years (in millions):

Year Ended December 31,

2006	~~W~~	1,884
2007		1,877
2008		1,877
2009		1,872
2010		1,870

5. Investment in Affiliate

On June 7, 2002, the Company, together with VaxGen, formed VaxGen-Celltrion, Inc. (“VCI”) in order to build and operate an intermediate-scale manufacturing facility in the United States. VCI has been designed for technical transfer and training in support of VaxGen’s AIDSVAX product. According to the VCI Joint Venture Agreement, the Company agreed to contribute a total of 7.0 million U.S. dollars (~~W~~8,423 million) to VCI for the purpose of providing initial funding for construction of the U.S. manufacturing facility. In July 2002, the Company made an initial investment of 3.0 million U.S. dollars (~~W~~3,610 million) to capitalize VCI. The remaining 4.0 million U.S. dollars (~~W~~4,813 million) was funded in December 2002. The Company was initially the sole stockholder of VCI and held 7.0 million shares of common stock outstanding as of December 31, 2002. The Company is not obligated to contribute further to VCI, and VaxGen is responsible for all costs in relation to validation, operation and licensure of the facility as well as capital costs and general administrative expenses in excess of 7.0 million U.S. dollars. At the end of each calendar quarter, VCI is obliged to issue one share of its common stock to VaxGen for every U.S. dollar expended by VaxGen in connection with the validation, operation and licensure of the VCI facility and capital costs. From the formation of VCI, VaxGen, VCI’s only other investor, had the right to purchase all VCI shares held by the Company at a purchase price of one U.S. dollar per share plus interest at the U.S. prime rate. On December 30, 2004, VaxGen exercised its right to acquire all of the Company’s shares in VCI for ~~W~~7,989 million, making VaxGen the sole stockholder in VCI.

The Board of Directors of VCI is comprised of three individuals, two of whom are from VaxGen and the third from Celltrion. Although the Company owned a majority of the common shares in 2002, VCI was determined to be a variable interest entity for which VaxGen was the primary beneficiary. Therefore, the Company accounted for VCI using the equity method of accounting from inception through December 30, 2004. Accordingly, the Company recognized losses from the equity method investments on VCI of ~~W~~1,073 million, ~~W~~2,344 million, and ~~W~~4,078 million during the years ended December 31, 2004 and 2003 and for the period from Inception to December 31, 2004, respectively.

During the years ended December 31, 2004 and 2003, VCI received from VaxGen 4.8 million U.S. dollars (~~W~~4,942 million) and 10.8 million U.S. dollars (~~W~~12,873 million), respectively, as a result the Company’s ownership interest in VCI decreased from 100% in July 2002 to 38% at December 31, 2003 and to 30% prior to the date when the Company sold its shares to VaxGen. See below Net Written Call Option Derivative. The Company’s net equity in VCI decreased through dilution by ~~W~~484 million, ~~W~~1,161 million, ~~W~~52 million and ~~W~~1,697 million during the years ended December 31, 2004 and 2003 and for the periods from Inception to December 31, 2002 and 2004, respectively. As VCI is in the early stages of its business development, these decreases in the Company’s net equity in VCI have been reflected within the statements of stockholders’ equity in additional paid-in capital. VCI did not issue any dividends in 2003 or 2004.

Summarized financial information for VCI is as follows (in millions):

	Year Ended December 31,				Period from February 26, 2002 through December 31,

	2004		2003		2002		2004

Condensed Statements of Operations

Operating expenses	~~W~~	2,908	~~W~~	4,051	~~W~~	684	~~W~~	7,643
Net loss		(2,908)		(4,051)		(661)		(7,620)

	December 31,

	2004		2003

Condensed Balance Sheets

Current assets	~~W~~	210	~~W~~	423
Property and equipment		17,087		17,110

Total assets	~~W~~	17,297	~~W~~	17,533

Current liabilities		—		269
Stockholders’ equity		17,297		17,264

Total liabilities and stockholders’ equity	~~W~~	17,297	~~W~~	17,533

          Net Written Call Option Derivative

In 2002, the Company granted VaxGen the option to purchase all of the shares held by the Company in its affiliate until February 24, 2008 (“Written Call Option”), and was required to sell its ownership interest in its affiliate if VaxGen was to receive FDA approval to market any of its products manufactured at the California facility prior to February 24, 2008 (“Purchased Put Option”) (collectively, “Net Written Call Option”). Using a Black-Scholes option pricing model, the Company determined the fair value of the Net Written Call Option, a derivative liability, at the date of grant. The Company recorded ~~W~~4,766 million as the initial fair value of the derivative liability in 2002. At December 31, 2002, the derivative had a fair value of ~~W~~4,270 million, resulting in a gain of ~~W~~496 million being reported in the statement of operations for the year ended December 31, 2002. At December 31, 2003, the Net Written Call Option was presented at its estimated fair value of ~~W~~4,294million. On December 30, 2004, when the estimated fair value the derivative was ~~W~~2,278 million, VaxGen exercised its right to purchase all of the Company’s shares, having a carrying value of ~~W~~5,168 million, net of cumulative translation adjustments of ~~W~~875 million, and paid the cash proceeds of ~~W~~7,989 million to the Company, which terminated the Net Written Call Option of ~~W~~2,278 million. As a result, the Company recorded a gain on sale of its investment in affiliate of ~~W~~4,224 million for the year ended December 31, 2004.

6. Current and Non-current Obligations

The following is a summary of non-current obligations as of December 31, 2005 and 2004 (in millions):

	2005		2004

Land purchase obligation at interest rate of 4%	~~W~~	10,441	~~W~~	10,441
Less: current portion		(2,610)		—

Non-current land purchase obligation		7,831		10,441
Construction loan (interest rate of 5.39% and 5.03%, respectively)		52,000		48,783
Bond payable (interest rate of 5.94%)		20,000		—

	~~W~~	79,831	~~W~~	59,224

In April 2002, the Company purchased land from Incheon Metropolitan City at a stated price of ~~W~~14,501 million. Of this amount, ~~W~~13,051 million was financed by Incheon Metropolitan City over a period of 10 years. Interest accrues at 4% annually and is payable together with five principal payments, which are scheduled to be paid every two years starting on April 1, 2004. Interest is capitalized as part of construction in progress during construction of the facility and other buildings. The Company made an early principal payment of ~~W~~1,185 million during the year ended December 31, 2003 to obtain a ~~W~~66 million discount on the land’s purchase price.

In addition, the Company obtained the Loan guarantees for the Company’s outstanding balance under the land purchase agreement. As a result, the Company pays a guarantee fee of 1% of the outstanding land purchase balance at the beginning of each quarter. The guarantee fees of ~~W~~19 million, ~~W~~114 million, ~~W~~121 million and ~~W~~254 million were capitalized for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively.

In January 2003, the Company obtained collateralized long-term financing of ~~W~~52,000 million with a nine-year term from a Korean bank (the “Loan”). Funds from the Loan are to be used for construction of the administration buildings and manufacturing facility. As construction progresses, the bank funds 60% of the progress payments (up to ~~W~~52,000 million), while the Company pays the remaining 40%. The Company’s land and construction in progress represent collateral for the outstanding Loan balance. As of December 31, 2005, the carrying amounts for land and construction in progress were ~~W~~17,206 million and ~~W~~1,754 million, respectively. The Company had unused construction loan commitments of zero and ~~W~~3,217 million at December 31, 2005 and 2004, respectively. Only interest payments are due monthly for the first four years of the Loan term, and principal and interest payments are due monthly for the remaining five years. Interest is adjusted quarterly, based on the 91-day CD rate plus 1.5%, which was 5.39% as of December 31, 2005.

In October 2005, the Company issued a one-year bond for ~~W~~20,000 million to Shinhan Bank at a variable interest rate, equal to the 91-day CD rate plus 2.05%, whose interest rate was 5.94% as of December 31, 2005. In October 2006, the maturity date of this bond extended for another two years (see Note 15). Accordingly, the Company classified the bond as a non-current obligation as of December 31, 2005. The Company’s land and construction in progress represent collateral for the outstanding bond payable balance.

For all obligations, including short-term borrowings, interest of ~~W~~1,914 million, ~~W~~2,409 million, ~~W~~1,532 million and ~~W~~6,247 million were capitalized for the years ended December 31, 2005, 2004 and 2003 and the period from Inception to December 31, 2005, respectively. Capitalized interest is included in the cost basis of the buildings and the manufacturing equipment during construction. Interest of ~~W~~1,596 million, ~~W~~69, zero and ~~W~~1,665 were expensed for the years ended December 31, 2005, 2004 and 2003 and the period from Inception to December 31, 2005.

Principal payments due for current and non-current obligations are as follows (in millions):

Year Ended December 31,	Land Purchase Obligation		Construction Loan		Bond Payable		Total

2006	~~W~~	2,610	~~W~~	—	~~W~~	—	~~W~~	2,610
2007		—		9,533		—		9,533
2008		2,610		10,400		20,000		33,010
2009		—		10,400		—		10,400
2010		2,610		10,400		—		13,010
2011 and beyond		2,611		11,267		—		13,878

	~~W~~	10,441	~~W~~	52,000	~~W~~	20,000	~~W~~	82,441

7. Comprehensive Income (Loss)

The Company’s comprehensive loss consists of the following (in millions):

							Period from Inception through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

Net income (loss)	~~W~~	14,882	~~W~~	(1,156)	~~W~~	(17,899)	~~W~~	(13,124)

Other comprehensive income (loss):
Foreign currency translation adjustments		—		29		(39)		—
Less: Recognition of translation losses in equity method investment		—		74		27		—

Other comprehensive income (loss)		—		103		(12)		—

Comprehensive income (loss)	~~W~~	14,882	~~W~~	(1,053)	~~W~~	(17,911)	~~W~~	(13,124)

8. Related Parties

          Transaction with VaxGen

At Inception, the Company entered into a consulting services agreement with VaxGen, primarily to obtain technical assistance related to the design, engineering and construction of the Incheon manufacturing facility. Amounts capitalized to construction in progress related to the consulting services agreement with VaxGen were ~~W~~430 million, ~~W~~370 million, ~~W~~1,077 million and ~~W~~2,280 million for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively. Consulting services fees related to management support of ~~W~~92 million, ~~W~~11 million, ~~W~~278 million and ~~W~~454 million were expensed for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively. The Company had outstanding payables due to VaxGen of ~~W~~532 million and ~~W~~849 million as of December 31, 2005 and 2004, respectively.

On December 30, 2004, VaxGen and the Korean Investors executed a Termination Agreement, which provided for the termination of the Supply Agreement, the License Agreement and the Sub-License Agreement. The Company has the right to continue to use certain technology previously transferred to it by VaxGen and may purchase future technical support and certain services from VaxGen under a Technical Support and Services Agreement also executed on December 30, 2004.

Also, on December 30, 2004, VaxGen and the Korean Investors executed the Surrender Agreement. This agreement, which was amended on March 7, 2005, provides for the return to the Company of two million shares of Celltrion common stock held by VaxGen and 281,005 shares held by JS. The Surrender Agreement and the Termination Agreement between VaxGen and Celltrion were accounted for together as they were contemplated together, entered into with the same counterparty and relate to the same risk. As a result, with regard to the surrender of two million shares held by VaxGen, the Company treated this as a nonmonetary transaction and recorded ~~W~~32,650 million of gain based on the fair value of the Company’s stock as of December 2004. With regard to the surrender of 281,005 shares held by JS, the surrender was for not fulfilling its commitment to acquire the number of Celltrion shares specified in the JVA. As a result, the Company treated the surrender of shares by JS as a treasury stock transaction and recorded the fair value of the common stock in additional paid-in capital. All shares returned to Celltrion were retired upon receipt.

The Surrender Agreement was approved by the Company’s stockholders in March 2005 and became effective in May 2005.With respect to Surrender Agreement, the Company assessed that the legal effort necessary to affect the surrender transaction would preclude the Company from formally recognizing the gain until the shares were received in May 2005. This is consistent with other shareholder equity transactions that should not be recorded prior to the formal exchange of shares. Even though the exchange may be considered perfunctory and only require a passage of time, the Company did not record the treasury shares and related gain until the shares were formally received by the Company in May 2005.

VaxGen and the Company entered into a Technical Support and Services Sub-Agreement (“Sub-Agreement”) effective in June 2005. The Sub-Agreement provides for VaxGen to assist the Company with services required under the Bristol-Myers Squibb Company agreement discussed below. The Sub-Agreement may be extended until supplemental Biologics License Application(“sBLA”) submission to U.S. Food and Drug Administration. Under the Sub-Agreement, VaxGen will be paid for out-of-pocket expenses and services rendered, plus potentially 3.5 million U.S. dollars (~~W~~3,621 million as of June 30, 2005) for the successful completion of defined milestones. In February 2006, the Sub-Agreement was amended to eliminate the milestone payments.

          Transaction with Daewoo

The Company had outstanding accruals due to Daewoo of ~~W~~2,270 million and ~~W~~12,796 million as of December 31, 2005 and 2004, respectively. From Inception to December 31, 2005, the Company paid Daewoo ~~W~~86,058 million for services performed under the construction contract with Daewoo. At December 31, 2005 and 2004, the Company had zero and ~~W~~698 million, respectively, representing the remaining balance of advanced payments, included in deposits and other non-current assets. See Commitments and Contingencies in Note 13.

In January 2003, Daewoo, the general contractor for the construction of the Company’s manufacturing facility and administrative buildings, purchased 260,000 shares of the Company’s preferred stock for ~~W~~22,348 per share. At the time of this purchase, Nexol and the Company’s CEO entered into a purchase agreement with Daewoo. Per the terms of this purchase agreement, upon the completion of the construction of the Company’s facility, Daewoo would sell these shares to Nexol at the original purchase price. The Company’s CEO guaranteed this agreement. In August 2005, Nexol purchased 260,000 shares of the Company’s common stock from Daewoo under this agreement.

          Nexol Services Agreement

On February 28, 2002, the Company entered into a ~~W~~2,600 million services agreement (“Nexol Agreement”) with Nexol Co. Under the terms of the Nexol Agreement, Nexol Co agreed to provide the following services to the Company:

•	Arrange the funding required by the JVA, including equity financings of ~~W~~13,000 million (commission fee of ~~W~~520 million or 4%);

•	Arrange for the Loan of ~~W~~52,000 million (commission fee of ~~W~~1,820 million or 3.5%);

•	Arrange for the bank guarantee of ~~W~~13,000 million for the land purchase (commission fee of ~~W~~130 million or 1%);

•	Assist in obtaining required government approvals for Foreign Direct Investment (“FDI”), tax exemption on FDI and other tax incentives and investment-in-kind (management fee of ~~W~~50 million); and

•	Facilitate the smooth launch of Celltrion, including management and administrative services until the Company was able to hire employees (management fee of ~~W~~80 million).

In exchange for Nexol Co’s services, the Company paid ~~W~~1,300 million to Nexol Co in April 2002 and agreed to pay the remaining ~~W~~1,300 million within 30 days after the successful completion of the ~~W~~13,000 million equity financings and the ~~W~~52,000 million Loan. In April 2003, the Company and Nexol Co signed an agreement on the Payment of Services Fee (“Payment Agreement”) relative to the Nexol Agreement. Under the Payment Agreement, the Company paid Nexol Co 90% of the remaining balance due under the Nexol Agreement, or ~~W~~1,170 million, as final payment under the agreement. ~~W~~520 million was recorded in 2002 as deferred financing costs associated with the sale of preferred stock as a reduction of additional paid-in capital upon sale of the stock in 2003and 2002. The Company recorded stock issuance costs as a reduction of additional paid-in capital of ~~W~~260 million, ~~W~~130 million and ~~W~~390 million for the year ended December 31, 2003 and, for the periods from Inception to December 31, 2002 and 2004, respectively. In addition, ~~W~~1,950 million in fees related to the Loan were capitalized as construction in progress in 2003.

          Transaction with Other Related Parties

One member of the senior management of the Company is the Chief Executive Officer of ISI, Corp. (“ISI”) and members of the immediate family of the Chief Executive Officer of the Company are members of the senior management of Taesung Engineering & Construction, Ltd. (“Taesung E&C”) and TS ENC, Ltd. (“TS ENC”). The following is a summary of transactions with those related parties for the years ended December 31, 2005 and 2004 (in millions):

	Type	2005		2004

ISI	Raw materials purchase	~~W~~	1,002	~~W~~	—
Taesung E&C	Service fee		418		—
TS ENC	Service fee		370		—

		~~W~~	1,790	~~W~~	—

The Company had outstanding payables due to those related parties of ~~W~~456 million and zero million as of December 31, 2005 and 2004, respectively. Service fees related to building management and other support of ~~W~~253 million were expensed for the year ended December 31, 2005.

9. Equity

          Common Stock

At Inception, the Company entered into a Supply Agreement, a License Agreement, a Sub-License Agreement and a Consulting Agreement with VaxGen in exchange for common stock and a Net Written Call Option. Vaxgen was the Company’s sole common stockholder. The Company determined the fair value of the intangibles contributed by VaxGen, the common stock and the Net Written Call Option based upon discounted future cash flows.

No dividends were paid to the holders of common stock from Inception to 2005.

          Preferred Stock

Under the original terms, the preferred stock gives the preferred stockholders the right to dividends of 100% cumulative from potential profits from the production of AIDSVAX. Preferred shares are required to be converted into common shares at a ratio of 1:1, upon the earlier of the cancellation of the Supply Agreement between VaxGen and Celltrion; or the thirteenth year of the JVA.

On July 14, 2004, the Company’s Board of Directors approved the amendment of the JVA (“Amended JVA”). Per the terms of the Amended JVA and as a result of the termination of the Supply Agreement on December 30, 2004, all outstanding preferred stock was required to be converted into common stock on December 30, 2004. However, since there were insufficient authorized and available common shares on December 30, 2004, the conversion did not become legally effective until the stockholders’ approval of an increase in the authorized number of common shares at the Company’s annual stockholders’ meeting in March 2005. As a result, in the accompanying financial statements, the preferred stock continues to be shown as outstanding at December 31, 2004. No dividends were paid to the holders of common or preferred stock from the inception through December 31, 2005.

Under the Korean Commercial Code, in order for a corporation to be able to declare and pay dividends, it must have distributable profits. The Company did not declare any preferred stock dividends during the period from Inception through December 31, 2005 as it incurred losses and did not have distributable profits. In the event that there are distributable profits, holders of the preferred stock shall be entitled to a dividend preference on a cumulative basis so that any preferred dividend not declared and paid in a given year will accumulate. All cumulative preferred dividends must be declared and paid before any dividends may be declared and paid on common stock. All preferred and common shares have equal voting rights.

          Warrants

On April 13, 2004 and July 14, 2004, the Company granted warrants to all of its existing stockholders to acquire 4million and 2 million shares, respectively, of its convertible preferred stock. The exercise price was ~~W~~5,000 per preferred share. The exercise period was April 13, 2004 to December 31, 2004 for the warrants issued on April 13, 2004 (“First Tranche”) and January 1, 2005 to December 31, 2005 for the warrants issued on July 14, 2004 (“Second Tranche”). Pursuant to the Amended JVA, the Company’s Board of Directors confirmed the First Tranche and the Second Tranche (collectively, “Warrants”).

The Warrants were accounted for as dividends at fair value with offsetting increases to additional paid-in capital, as the Warrants meet the requirements for classification as equity as set forth in EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Because the Company has an accumulated deficit, the dividend was also charged to additional paid-in capital.

The following is a summary of the dividends recorded by the Company during the year ended December 31, 2004 (in millions, except share data):

	Shares	2004

First Tranche - April 2004	4,000,000	~~W~~	29,142
Second Tranche - July 2004	2,000,000		15,962
Extension to First Tranche exercise period – December 2004			82

		~~W~~	45,186

Under the terms of the First Tranche, if the then-existing stockholders of Celltrion did not subscribe for all of the shares in the First Tranche (“Unsubscribed Shares”), the Celltrion Board of Directors would dispose of the Unsubscribed Shares as follows: (a) stockholder JS could purchase the same percent of the Unsubscribed Shares as JS’s percentage ownership in Celltrion as of April 13, 2004; and (b) stockholders Nexol or Nexol Co would then be allowed to subscribe for any remaining Unsubscribed Shares. Under the terms of the First Tranche, stockholders were required to notify the Company by May 30, 2004 stating that they would exercise their Warrants before the December 31, 2004 expiration date. Otherwise, the Warrants granted were forfeited and under the terms of the First Tranche such Unsubscribed Shares would be made available to the other stockholders for purchase prior to December 31, 2004.

On December 30, 2004, the Company agreed to extend Nexol and Nexol Co.’s Warrant expiration date from December 31, 2004 to March 31, 2005 (“Extended First Tranche”).

Under the terms of the Second Tranche, if the then-existing stockholders of Celltrion did not subscribe for all of the shares in the Second Tranche, such Unsubscribed Shares would be sold to Nexol or Nexol Co. VaxGen, KT&G and JS were given a priority right over Nexol, to purchase the Unsubscribed Shares. However, they each agreed on December 30, 2004 that they would not exercise their right to the Unsubscribed Shares in the Second Tranche provided that Nexol or Nexol Co purchased all of the Unsubscribed Shares in the First Tranche.

Using the Black-Scholes Model, the fair value of the Warrants was determined to be ~~W~~29,142 million for the First Tranche and ~~W~~15,962 million for the Second Tranche. The Company recorded an additional dividend of ~~W~~82 million for the 90 day extension to the First Tranche expiration period, which was determined as the incremental change in value on December 30, 2004, using the Black-Scholes Model.

To determine the fair value of the Warrants at the date of grant, the Company utilized the following assumptions:

	First Tranche	Second Tranche	Extended First Tranche

Risk-free interest rate	4.88%	4.47%	3.39%
Expected average life	0.72 year	1.47 year	0.25 year
Expected volatility	41.92%	43.27%	47.72%
Expected dividend yield	0.00%	0.00%	0.00%

The Company’s stockholder holding the reallocation Warrants allowed the following parties to purchase a portion of its reallocation shares, consistent with the terms of the reallocation Warrants: a member of the Company’s Board of Directors purchased 79,149 shares, an employee purchased 924 shares and a vendor purchased 8,041 shares at ~~W~~5,000 per share. Prior to becoming a member of the Company’s Board of Directors, the member of the Company’s Board of Directors purchased 158,298 shares of the Company’s preferred stock in 2004 from the First Tranche reallocation shares at a price of ~~W~~5,000 per share.

          Beneficial Conversion Feature

A portion of the price paid for the preferred stock was allocated to the embedded beneficial conversion feature resulting in a discount (“BCF Discount”) on the preferred stock. The BCF Discount was measured as the intrinsic spread between the fair value of common stock on the Warrant issuance date in April 2004 and the ~~W~~5,000 conversion price. The Company limited the BCF Discount to the ~~W~~5,000 cash proceeds received for one preferred stock in accordance with EITF Issue 00-27, Application of

Issue No. 98-5 to Certain Convertible Instruments. The BCF Discount was then amortized as a deemed dividend over the 13 year life of the preferred stock following the interest method, with an offsetting increase in the carrying value of the preferred stock. As a result of the Company’s accumulated deficit, the deemed dividend was charged to additional paid-in capital.

The preferred stock was determined to have a 13 year life based upon the requirement that the preferred stock be mandatorily converted at the 13th year following issuance, or upon an earlier termination of the Supply Agreement.

As noted above, the Company did not have an adequate number of authorized common shares available on December 30, 2004 to complete the legal conversion of the preferred shares at the date of the cancellation of the Supply Agreement. As a result, the legal conversion of the preferred shares into common shares was delayed until March 29, 2005, when the stockholders approved an increase in the authorized number of common shares. However, since the event requiring conversion occurred in 2004 and since the investors in the preferred stock collectively have voting control and through their Board roles participated in approving the cancellation of the Supply Agreement, the BCF Discount was fully amortized on December 30, 2004.

With respect to issuances of preferred stock in 2002 and 2003, there was no BCF.

          New Stock Issuances

On May 31, December 16 and December 30, 2004, stockholders exercised their Warrant and the Company issued 693,500 shares, 1,056,800 shares and 300,000 shares, respectively, of its preferred stock under the First Tranche at a price of ~~W~~5,000 per share, resulting in net proceeds of ~~W~~10,196, net of issuance cost of ~~W~~56 million. On December 30, 2004, the Supply Agreement was cancelled and as a result the unamortized BCF Discount on December 30, 2004 was fully amortized resulting in amortization of ~~W~~10,252 million for the year ended December 31, 2004.

On March 8, 2005, the Company issued 1,949,700 shares of preferred stock under the Extended First Tranche at a price of ~~W~~5,000 per share, resulting in net proceeds of ~~W~~9,698 million, net of issuance cost of ~~W~~50 million. This sale completed Nexol and Nexol Co’s purchases under their Warrants and remaining Unsubscribed Shares in the First Tranche.

On March 29, 2005, the Company converted all 12,515,000 preferred shares (including the 1,949,700 shares) into common shares upon the approval at the stockholders’ meeting. A BCF of ~~W~~9,748 million was recognized as a deemed dividend in March 2005 associated with the exercise of the Warrant and the conversion of the preferred stock.

On May 1, 2005, VaxGen and JS surrendered 2,000,000 and 281,005 shares of common stock, respectively.

On May 2, 2005, the Company issued 2,872,840 shares of common stock to existing stockholders in a proportionate stock dividend.

In addition, on July 15, 2005, the Company issued 3,000,000 shares of common stock to the existing stockholders and others at a price of ~~W~~5,000 per share, resulting in net proceeds of ~~W~~14,921 million, net of issuance cost of ~~W~~79 million

On August 17, 2005, the Company issued 1,986,301 shares of common stock under the Second Tranche at a price of ~~W~~5,000 per share, resulting in proceeds of ~~W~~9,878 million, net of issuance cost of ~~W~~54 million. A BCF of ~~W~~9,932 million was recognized as a deemed dividend in August 2005 associated with the exercise of the Warrant and the immediate conversion of the preferred stock on the exercise date.

On August 30, 2005, the Company issued 33,924 shares of its common stock to JS at a price of ~~W~~22,500 per share, resulting in net proceeds of ~~W~~762 million, net of issuance cost of ~~W~~1 million.

On October 18, November 15 and December 15, 2005, Company employees exercised their stock options and the Company issued 6,150 shares, 9,460 shares and 18,922 shares, respectively, of its common stock, resulting in net proceeds of ~~W~~242 million, net of issuance cost of ~~W~~2 million.

10. Stock Options

Stock options are granted to employees upon completion of one year of service with the Company. All stock option grants require approval by the Board of Directors and stockholders. Shares under option vest 40% upon completion of the third year of service from the grant date. The remainder vests 30% each for the fourth and fifth year of service from the grant date. All stock option grants expire no later than nine years from the date of grant, unless cancelled earlier due to termination of employment or other trigger events defined in the option agreement, such as the holder assigning or pledging their stock options or the Company being unable to comply with the exercise of the stock option due to bankruptcy or liquidation. Option grants for 123,250 preferred shares, 104,300 preferred shares and 51,900 preferred shares (“Options”) were granted to employees on July 19, 2002,

February 22, 2003 and March 24, 2004, respectively. On March 29, 2005, the Company awarded stock option grants to employees for 302,900 common shares at exercise price of ~~W~~7,675. The stock option plan has an anti-dilution provision that is triggered by the issuance of new shares or warrants at prices which are lower than the Option’s exercise price. Based on the anti-dilution clause, the fair value of stock options is re-measured upon the issuance of new shares or warrants. During 2005 and 2004, based on the anti-dilution provision of the Options, the exercise price and number of shares granted were changed due to the issuance of new shares at prices lower than the exercise price.

For options issued on July 19, 2002, February 22, 2003, March 24, 2004 and March 29, 2005 the Company recorded deferred compensation in the amount of ~~W~~244 million, ~~W~~390 million, ~~W~~477 million and ~~W~~4,097 million, respectively. The Company recorded charges to compensation expense of ~~W~~1,231 million, ~~W~~261 million, ~~W~~114 million and ~~W~~1,624 million during the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005, respectively.

The following presents the changes in the value estimated on the date of re-measurement based on the anti-dilution provision of the Company’s stock options for the year ended December 31, 2005 (in millions):

	Stock Options Issued on

	July 19, 2002		February 22, 2003		March 24, 2004		March 29, 2005

Value on grant date	~~W~~	244	~~W~~	390	~~W~~	477	~~W~~	4,097
Re-measurement changes in value:
Inception to December 31, 2004		79		91		43		—

Mach 8, 2005		77		85		40
July 15, 2005		101		82		41		218
August 18, 2005		55		77		22		122

		233		244		103		340
Recognized in 2005 (based on portion vested)		135		112		25		22
Remaining balance to be recognized		98		132		78		318

		233		244		103		340
Value on December 31, 2005		556		725		623		4,437
Remaining recognition period at December 31, 2005		2.55 years		3.15 years		4.23 years		5.24 years

As a result of the anti-dilution provision of the Company’s stock options, the exercise price of the stock options changed from ~~W~~7,960 as of December 31, 2004 to ~~W~~7,047 as of December 31, 2005.

The following is a summary of the Company’s stock option activity and related information for the years ended December 31, 2005 and 2004:

	2005			2004

	Shares	Weighted average exercise price		Shares	Weighted average exercise price

Balance at beginning of period	279,100	~~W~~	7,960	227,550	~~W~~	8,334
Granted	302,900		7,675	51,900		8,334
Exercised	(34,532)		7,047	—
Forfeited	(8,000)		7,047	(12,850)		8,334
Adjusted due to anti-dilution provision	62,392		7,047	12,500		7,960

Balance at end of year	601,860	~~W~~	7,047	279,100	~~W~~	7,960

Options exercisable at end of period	21,831			—

The weighted average remaining contractual life of the Options outstanding at December 31, 2005 is approximately seven years. In accordance with FAS 123, the value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted assumptions:

	2005	2004

Risk-free interest rate	4.29%	4.88%
Expected average life	6 years	6 years
Volatility	61.8%	73.1%
Expected dividends	—	—

The risk-free interest rate was calculated in accordance with the grant date and expected average life. The fair value of options granted during the years ended December 31, 2005 and 2004 was ~~W~~13,527 per share and ~~W~~9,188 per share, respectively at the grant date.

As a precondition required by the Operational Control Agreement with BMS, the Company entered into lock-up agreements with key employees on May 13, 2005, in which the key employees agreed not to exercise any of their stock options for a period ending 12 months after the sBLA effective date and the Company agreed to compensate those key employees for adverse consequences that might result from the lock-up agreements. The Company will recognize expenses associated with the lock-up agreements when the sBLA becomes effective.

11. Interest Rate Swap

In October 2005, the Company issued a one-year bond for ~~W~~20,000 million to Shinhan Bank at a variable interest rate, equal to the 91-day CD rate plus 2.05% (see Note 6). Subsequent to the issuance of the bond, the Company entered into an interest rate swap agreement with Shinhan Bank at a fixed interest rate of 6.63% in order to hedge the exposure to variable cash flows as follows:

	Interest Rate Swap	Bond

Effective Date	October 27, 2005	October 27, 2005
Maturity Date	October 26, 2006	October 26, 2006
Notional Amount	~~W~~20,000 million	~~W~~20,000 million
Fixed Interest Rate	6.63%	—
Variable Interest Rate	—	CD 91-day + 2.05%
Settlement and Interest Payment Dates	Every 3 months	Every 3 months
Counterparty	Shinhan Bank	Shinhan Bank

In accordance with FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes the interest rate swap as a current liability in the balance sheets measured at its fair value and the gain/loss resulted from the interest rate swap is reported in the statement of operations.

12. Income Taxes

The provision for (benefit from) income taxes for the years ended December 31, 2005, 2004 and 2003 and for the period from Inception to December 31, 2005 is summarized as follows (in millions):

							Period from February 26, 2002 through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

Current	~~W~~	—	~~W~~	—	~~W~~	(316)	~~W~~	—
Deferred		—		—		(1,475)		—

Provision for (benefit from) income taxes	~~W~~	—	~~W~~	—	~~W~~	(1,791)	~~W~~	—

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets (liabilities) at December 31, 2005 and 2004 are as follows (in millions):

	2005		2004

Deferred tax assets:
Net operating loss carryforwards	~~W~~	4,743	~~W~~	1,355
Research and other credits		6,649		4,119
Intangible amortization		1,475		794
Other		400		—

Total gross deferred tax assets		13,267		6,268
Deferred tax liabilities:
Capitalized assets		(814)		(342)
Other		(34)		(30)

Total gross deferred tax liabilities		(848)		(372)
Less: valuation allowance		(12,419)		(5,896)

Net deferred tax assets (liabilities)	~~W~~	—	~~W~~	—

Based on available evidence, including cumulative losses since Inception and expected future losses, the Company has determined that there is insufficient evidence to support the realization of the deferred tax assets on a more likely than not basis at December 31, 2005 and, therefore, a valuation allowance has been provided on net deferred tax assets.

A reconciliation of income tax expense at the Korean statutory income tax rate to actual income tax expense is as follows (in millions):

							Period from February 26, 2002 through December 31, 2005

	Year Ended December 31,

	2005		2004		2003

Tax benefit(expense) at Korean statutory tax rate	~~W~~	4,093	~~W~~	(318)	~~W~~	(5,415)	~~W~~	(3,767)
Exemption for foreign ownership		(1,535)		43		2,494		2,044
Tax Credits		(2,529)		(3,414)		(706)		(6,649)
Equity-based compensation expense		263		23		10		1,057
Intangible assets book basis difference from tax basis		—		—		—		2,169
Non-taxable gain on sale of equity method investment		—		(666)		—		(666)
Gain on surrender of shares		(6,986)		—		—		(6,986)
Entertainment expenses in excess of limit		86		32		18		145
Other		85		40		172		234
Change in valuation allowance		6,523		4,260		1,636		12,419

Total income tax expense (benefits)	~~W~~	—	~~W~~	—	~~W~~	(1,791)	~~W~~	—

For the years ended December 31, 2005, 2004 and 2003 and the period from Inception to December 31, 2002, the Company generated net operating losses for tax purposes of ~~W~~13,604 million, ~~W~~4,431 million, ~~W~~2,003 million and ~~W~~2,131, respectively. These carryforwards of net operating losses for tax purposes expire in2010, 2009, 2008 and 2007, respectively. Additionally, the Company has various tax credit carryforwards, expiring through 2010, totaling ~~W~~6,649 million at December 31, 2005. With regard to the tax credit carryforwards, ~~W~~670 million, ~~W~~3,414 million and ~~W~~2,565 million will expire in 2007, 2009 and 2010, respectively.

These carryforwards could be subject to certain limitations in the event there is a change in control of the Company.

The Company received exemptions from acquisition and registration taxes related to its land, in the amount of ~~W~~491 million during the year ended December 31, 2003. Also, starting from Inception, the Company is exempt from paying the annual property tax on 100% of the share of its building and land related to foreign investment for 10 years and 50% of the share of foreign investment for three years thereafter. In addition, the Company will receive tax holidays related to the share of income tax related to foreign investment, once it begins earning income or 5 years after the Company was granted the tax holiday, whichever occurs first. The tax holiday will equal 100% of the foreign investment share of the income tax for seven years, and 50% of the foreign investment share for three years thereafter. Benefits received based upon foreign investment shares are subject to change based upon subsequent changes in the foreign investment as a percentage of total ownership.

13. Commitments and Contingencies

          Construction Agreement

In December 2002, the Company entered into an engineering, procurement and construction agreement (“Construction Agreement”) with Daewoo pursuant to which Daewoo and Bioengineering AG agreed to engineer and construct the Company’s Incheon facility. The intial cost under the Construction Agreement is estimated to be ~~W~~47,400 million plus 25.7 million Swiss francs, which was the equivalent of ~~W~~21,100 million in December 2002, subject to certain exceptions for change orders and changed circumstances such as force majeure and changes in law. The Company may terminate the Construction Agreement and pay only for services rendered. Amounts due under the Construction Agreement are paid by the Company based on monthly invoicing and achievement of specified milestone events. .

          Commitment in the Letter of Credit

In July 2003, the Company obtained a commitment in the letter of credit amounting to 7 million U.S. dollars for the construction of facilities from National Agricultural Cooperative Federation. In December 2005, the amount of the commitment in the letter of credit from National Agricultural Cooperative Federation was increased to 8 million U.S. dollars. At December 31, 2005, the Company had unused commitments related to the letter of credit of 7.8 million U.S. dollars.

The Company also obtained a commitment in the letter of credit amounting to 10 million U.S. dollars from Shinhan Bank in December 2005.

          Agreements with BMS

In June 2005, the Company entered into several agreements to manufacture biologic products being developed by BMS. The Company plans to manufacture BMS products in bulk at its production facility in Incheon, Republic of Korea. Technology transfer activities began immediately upon the execution of the BMS agreements.

          Agreements with Igeneon

In July 2005, the Company and Aphton Corporation’s wholly-owned subsidiary (“Igeneon”) signed a licensing and commercialization agreement and a product development and manufacturing agreement related to the manufacturing, marketing and distribution of Igeneon’s clinical product candidate IGN311. Under the agreements, Igeneon granted the Company a license to commercialize IGN311 in certain Asian countries, including Japan. In return, Igeneon will receive from the Company milestone payments totaling 6 million U.S. dollars. In addition, the Company will provide development and manufacturing services related to the optimization and upscaling of IGN311 and will produce material for further clinical development.

          Laws and Regulations

The Company is subject to a wide variety of laws and regulations relating to land use and development and to environmental compliance and permitting obligations, including those related to the use, storage, discharge, emission and disposal of hazardous materials. Certain claims, suits and complaints in the ordinary course of business may arise against the Company.  In the opinion of management, all such matters known to management are either without merit or would not have a material effect on the financial position, results of operations or liquidity of the Company if disposed of unfavorably.

14. Legal Proceedings

From time to time, in the ordinary course of business, the Company may be subject to legal proceedings. While management cannot predict the ultimate outcome of such matters, it is management’s opinion that the resolution of any pending issues will not have a material adverse effect on the financial position, cash flows or results of operations of the Company.

15. Subsequent Events

          Relationship with VaxGen

In February 2006, VaxGen and the Company entered into an agreement whereby the Company agreed to use its best efforts to timely prepare annual and quarterly financial statements in accordance with U.S. GAAP. Under the agreement, VaxGen agreed to reimburse Celltrion for all invoiced costs of the accounting advisors engaged for the preparation of U.S. GAAP financial statements as well as all invoiced costs of audits and reviews performed by the independent auditors. In addition, VaxGen will compensate Celltrion for the cost of internal resources utilized in support of these activities at a rate of 190% of the employee’s hourly wage; such costs shall not exceed ~~W~~300 million per year and shall be subject to approval in advance by VaxGen.

          Termination of JVA and Shareholder’s Agreement

Effective as of September 7, 2006, the Joint Venture Agreement dated February 25, 2002 and amended Joint Venture Agreements dated July 14, 2004 and December 30, 2004 between VaxGen, Nexol, Nexol Co, KT&G and Nexol Venture Capital Co., Ltd. (formerly known as J. Stephen & Company Ventures Ltd. or JS) were mutually terminated in their entirety, except the Termination Agreement does not impact the Technical Support and Services Sub-Agreement entered into in June 2005 between VaxGen and Celltrion. On the same date, KT&G, Nexol, Nexol Biotech Co. Ltd and Nexol Venture Capital Co. Ltd entered into a shareholder’s agreement.

          Stock, Options and Preferred Stock Warrants

On March 24, 2006, the Company awarded stock option grant to employees for 267,950 common shares at exercise prices of ~~W~~7,047. This grant and the stock option grants issued to employees from 2002 to 2005 contain an anti-dilution provision.

In January 2006, the Company issued 1,136,360 shares of its common stock to institutional investors at a price of ~~W~~22,000 per share, resulting in proceeds of ~~W~~24,962 million, net of issuance cost of ~~W~~38 million.

          Construction Agreement

In relation to construction agreement with Daewoo, the Company modified the construction design and work scope for the production of generic and specific products in January 2006.  As a result of this modification, the total construction cost increased to ~~W~~67,551 million plus 26.9 million Swiss francs which was the equivalent of ~~W~~23,843 million from the original construction agreement, which was for ~~W~~47,400 million plus 25.7 million Swiss francs which was the equivalent of ~~W~~22,545 million in January 2003.

          Consulting Agreement

In January 2006, the Company entered into a consulting agreement with a third party for business development services totaling 3 million U.S dollars which was the equivalent of ~~W~~2,960 million. The agreement was completed and paid during 2006.

          Purchase of Land

In February 2006, the Company entered into Land Purchase Agreement with Incheon Metropolitan City at a stated price of ~~W~~24,700 million and made an advance principal payment of ~~W~~2,470 million. In March 2006, the Company and Incheon Metropolitan City entered into an amended agreement, which reduced the original discount received and increased the stated price of the land to ~~W~~32,931 million. As a result, the Company made an additional advance payment of ~~W~~823 million. The Company is obligated to pay for the land in five annual installments of ~~W~~5,928 million, plus interest at 4.0%, beginning in March 2007.

In December 2006, the Company entered into a Land Purchase Agreement for ~~W~~783 million which is required to be paid within six months.

          Agreements with A&G Pharmaceutical, Inc.

In April 2006, the Company entered into several agreements with A&G Pharmaceutical, Inc. (“A&G”) to manufacture and supply clinical and commercial material of GP88Ab as well as to develop and commercialize a partner for GP88Ab. Under the agreements, A&G granted or will grant to the Company a first right of negotiation to manufacture and supply the clinical materials for Phase III clinical trials as well as the commercial materials. Also, A&G granted the Company an exclusive license and sublicense to develop and have developed, make, use, offer for sale, sell and have sold products in the certain territory and additionally the right to give a sublicense to third parties with the approval of A&G. In return, A&G will receive from the Company milestone payments totaling 2 million U.S. dollars upon completion of various phases to reach the Clinical Phase II. In consideration for the commercialization license, the Company shall pay to A&G a royalty equal to a certain percentage of the net sales of the Company. Separately, on July 14 and December 6, 2006, the Company purchased 769,230 shares of A&G common stock for 2 million U.S. dollars and 145,773 shares of preferred stock for 0.5 million U.S. dollars, respectively.

          Facility Expansion Plan and Financing

The Company plans an expansion of 180,000 liters of bioreactor capacity in addition to existing manufacturing facility. From the planned expansion of 180,000 liters, the Company will designate 60,000 liters of bioreactor capacity to provide BMS with manufacturing services using the BMS process in accordance with the Supply Agreement entered into with BMS in June 2006. Construction on the new facility, which is adjacent to the current facility, commenced in July 2006.

In June 2006, the Company obtained collateralized long-term financing of ~~W~~20,000 million and 20.8 million U.S. dollars from Woori Bank and Shinhan Bank, respectively, to be used for construction of a second manufacturing facility adjacent to the current facility. In addition, with regard to the financing from Shinhan Bank, the Company entered into a currency swap agreement with Shinhan Bank in order to hedge the exposure to the variable interest rate and foreign currency.

In September 2006, the Company obtained additional collateralized long-term financing of 3.8 million U.S. dollars from Shinhan Bank to be used for construction of the second manufacturing facility adjacent to the current facility. In addition, with regard to the financing from Shinhan Bank, the Company entered into a currency swap agreement with Shinhan Bank in order to hedge the exposure to foreign currency.

In October 2006, the Company extended the maturity of ~~W~~20,000 million bond issued to Shinhan Bank for another two years at a variable interest rate, equal to the 91-day CD rate plus 1.4% (see Note 6). Subsequent to the borrowing, the Company entered into an interest rate swap agreement with Shinhan Bank in order to hedge the exposure to the variable interest rate.

In November 2006, the Company issued a three-year bond for ~~W~~20,000 million to Woori Bank at a variable interest rate, equal to the 91-day CD rate plus 1.4%.

In December 2006, the Company also obtained a short-term borrowing amounting to ~~W~~10,000 million from Woori Bank.

The Company obtained a commitment in the letter of credit amounting to 20 million U.S. dollars from Woori Bank in November and December 2006.

In December 2006, the Company obtained additional collateralized long-term financing of 2 million U.S. dollars from Shinhan Bank. In addition, with regard to the financing from Shinhan Bank, the Company entered into a currency swap agreement with Shinhan Bank in order to hedge the exposure to foreign currency.

In January 2007, the Company borrowed 1.7 million U.S. dollars from Shinhan Bank. Subsequent to the borrowing, the Company entered into a currency swap agreement with Shinhan Bank in order to hedge the exposure to foreign currency.

In February 2007, the Company obtained the commitment of borrowings amounting to ~~W~~4,500 million from Nexol. Subsequent to obtaining the commitment, the Company borrowed ~~W~~3,500 million with a one-year maturity.

In February 2007, the Company obtained collateralized long-term financing of 5 million U.S. dollars from Shinhan Bank. Subsequent to the borrowing, the Company entered into a currency swap agreement with Shinhan Bank in order to hedge the exposure to foreign currency.

In March 2007, the Company obtained the commitment of collateralized borrowings amounting to ~~W~~15,000 million from Tomato Savings Bank Co.

          Construction Agreement for Facility Expansion

Since the commencement of the Company’s facility expansion in 2006, the Company entered into agreements with various companies to provide construction-related services. In January 2007, the Company entered into foreign currency forward contracts with Shinhan Bank amounting to 20 million Euro in order to hedge the exposure to foreign currency in a construction agreement with a foreign company.

          Modification of Articles of Incorporation

In November 2006, the stockholders approved the modification of the Company’s Articles of Incorporation, as follows:

•	Board of directors may be composed of three to eight members; currently four members; and

•	Current Co-CEO of the Company was made the sole CEO.

          Equity Investment

The Company entered into a stock purchase agreement with a third party effective as of January 11, 2007 in which the purchase amount was ~~W~~4,883 million.  As a result of this transaction, the Company’s ownership share in Duckboo International Co., Ltd is 29%.